SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release is entered into in Chicago, Illinois, between The Cleveland Clinic Foundation (the "Clinic") and Molecular Diagnostics, Inc. ("MDI").

WHEREAS, the Clinic initiated litigation and asserted claims against MDI by filing a complaint in the United States Federal District Court for the Northern District of Ohio, Case No. 1:03cv056 (the "Lawsuit"), for breach of contract, action on account, promissory estoppel (pled in the alternative), and unjust enrichment (pled in the alternative);

WHEREAS, the Clinic has secured a judgment from the Lawsuit and has initiated citation to discover asset proceedings in the United Stated Federal District Court for the Northern District of Illinois, Eastern Division; and,

WHEREAS, the Clinic and MDI wish to terminate the citation proceedings between them and to resolve their disputes under the conditions contained in this Agreement.

NOW, THEREFORE, for good and valuable consideration and in consideration of the foregoing, including the mutual covenants contained in this Agreement, the receipt and sufficiency of which are hereby acknowledged by each of the parties, it is agreed:

1. **PAYMENT TERMS.** MDI will pay the Clinic the amount of One Hundred Thousand Dollars ($100,000.00) as follows:

(a) Twenty Six Thousand Dollars ($26,000.00) *by certified bank draft or money order* and

(b) Seventy Four Thousand Dollars ($74,000.00) *by certified bank draft or money order*, ("Final Settlement Payment") on or before July 18, 2005. The Final Settlement Payment, however, may not be negotiated until the earlier of: (i) notice from MDI pursuant to paragraph 2, below, or (ii) five (5) business days after MDI's receipt of equipment as described in paragraph 2, below.

If any payment, in subparagraphs (a) through (c) above, is not delivered within seven (7) days of the original date due, the Clinic, at its sole discretion, may deem this Agreement void, but agrees to credit MDI for all payments it tendered to the Clinic.

2. **RETURN OF EQUIPMENT AND DATA.** Upon completion of the payment terms outlined in paragraph 1 of this Agreement, the Clinic will immediately deliver or cause to be delivered to MDI all of the equipment (the "Equipment") listed on Exhibit A attached to this Agreement. The Clinic agrees to predetermine the cost of shipment or delivery and to notify MDI of such costs prior to July 15, 2005. MDI agrees to prepay the cost of any such shipment or delivery with the Final Settlement Payment. Upon receipt of the Equipment, MDI will notify the Clinic of receipt of same and will determine within five (5) business days of such receipt whether the Equipment contains available, uncorrupted data. If within this five (5) business day period MDI determines that the data is not available or is corrupted and so informs the Clinic, the Clinic shall not negotiate the Final Settlement Payment and the Clinic shall be permitted to inspect the Equipment and/or to provide the applicable data to MDI through back-up data procedures.

3. **COMPLETION OF DOCUMENTS.** Upon confirmation of availability of the data as described in paragraph 2, above, the Clinic agrees to complete within 10 business days and/or forward to MDI the following originals and/or copies of: on-site data forms, case report forms, patient biopsy forms, patient pap records, patient consent forms for every patient, IRB approval documents, correspondence between IRB and investigators, and adverse effects/complaint forms.

4. **FDA PAPERWORK.** Upon confirmation of availability of the data as described in paragraph 2 above, the Clinic agrees to complete the review and analysis of the data within 15 business days. MDI agrees that it shall use all its best efforts, including the sharing of any data or assays, to assist the Clinic in the completion of any such review and analysis.

5. **CITATION TO DISCOVER ASSETS.** The Citation to Discover Assets shall be held in abeyance until the Final Settlement Payment is negotiated. Within seven days after that date, the Clinic shall dismiss all pending proceedings with prejudice at its own cost.

6. **RELEASE OF THE CLINIC.** After the Clinic negotiates the Final Settlement Payment outlined in subparagraph 1.(c), above, MDI, together with its officers, directors, shareholders, employees, servants, agents, attorneys, successors, parent and/or subsidiary companies, affiliates, and assigns, hereby releases and forever discharges the Clinic, together with its officers, directors, shareholders, employees, servants, agents, successors, parent and/or subsidiary companies, affiliates, and assigns, of and from any and all claims, demands, rights and/or causes of action arising from the beginning of time to the date hereof, whether known or unknown.

7. **RELEASE OF MDI.** After the Clinic negotiates the Final Settlement Payment outlined in subparagraph 1.(c), above, the Clinic, together with its officers, directors, shareholders, employees, servants, agents, attorneys, successors, parent and/or subsidiary companies, affiliates, and assigns, hereby releases and forever discharges MDI, together with its present and former officers, directors, shareholders, employees, servants, agents, successors, parent and/or subsidiary companies, affiliates, and assigns, of and from any and all claims, demands, rights and/or causes of action arising from the beginning of time to the date hereof, whether known or unknown.

8. **REPRESENTATIONS AND WARRANTIES.** The Clinic and MDI represent and warrant that each has been represented by counsel, that each has thoroughly negotiated, read, and understood the terms of this Agreement, that each has conferred with its counsel in regard to this Agreement, and that each is executing this Agreement freely and voluntarily, upon its best judgment for the considerations described in this Agreement. Each party also represents and warrants to the other party that (i) it has all necessary power and authority to enter into this

Agreement; (ii) all actions required to be taken to approve or authorize the execution and performance of this Agreement have been taken; and (iii) this Agreement constitutes a valid and binding obligation of each of the parties, enforceable in accordance with its terms.

9. **NO ADMISSION OF LIABILITY.** This Agreement is not intended to, and shall not be interpreted as being, any admission of liability whatsoever on the part of either of the parties hereto with respect to any of the claims made, or which could have been made, by either party hereto.

10. **CONFIDENTIALITY.** The Clinic and MDI agree that this Agreement and the terms hereof shall be treated as confidential. The parties, however, may communicate with their attorneys, accountants, employees, and officers as necessary to effect and execute this Agreement. No party violates this confidentiality clause if it is compelled to disclose this Agreement or the terms hereof by lawful process or as otherwise required by law.

11. **SCOPE OF AGREEMENT.** This Agreement shall be binding upon and shall inure to the benefit of the parties thereto and their predecessors, successors, parents, subsidiaries, affiliates, assigns, agents, directors, officers, employees, shareholders, and insurers.

12. **GOVERNING LAW.** This Agreement is governed by the laws of the State of Illinois. Any and all disputes regarding this Agreement shall be brought only in, and the parties consent to the exclusive jurisdiction of, the United States Federal District Court for the Northern District of Illinois, Eastern Division.

13. **CONSTRUCTION.** This Agreement shall not be more strictly construed against one party than the other, it being recognized that each party was represented by counsel and that it conferred with its respective counsel in regard to this Agreement prior to its execution.

14. **EXECUTION IN COUNTERPARTS.** This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of them shall

constitute one and the same instrument. Facsimile signatures shall be deemed and treated as original.

15. **ENTIRE AGREEMENT.** This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous oral or written agreements, negotiations, and discussions with respect to the subject matter hereof.

16. **MODIFICATIONS.** This Agreement shall not be modified in any way except in writing executed by both parties.

Witness:	**MOLECULAR DIAGNOSTICS, INC.**
______________________	By: ______________________
Date: ______________________	Title: ______________________
	Date: ______________________
Witness:	**THE CLEVELAND CLINIC FOUNDATION**
______________________	By: Richard Rudick Richard A. Rudick, M.D.
Date: ______________________	Title: Chairman, Division of Clinical Research
	Date: 5/27/05

APPROVED AS TO FORM
CCF-OFFICE OF
GENERAL COUNSEL
BY [signature]
DATE 5/25/05

consent to the exclusive jurisdiction of, the United States Federal District Court for the Northern District of Illinois, Eastern Division.

13. **CONSTRUCTION.** This Agreement shall not be more strictly construed against one party than the other, it being recognized that each party was represented by counsel and that it conferred with its respective counsel in regard to this Agreement prior to its execution.

14. **EXECUTION IN COUNTERPARTS.** This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of them shall constitute one and the same instrument. Facsimile signatures shall be deemed and treated as original.

15. **ENTIRE AGREEMENT.** This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous oral or written agreements, negotiations, and discussions with respect to the subject matter hereof.

16. **MODIFICATIONS.** This Agreement shall not be modified in any way except in writing executed by both parties.

Witness: [signature]	MOLECULAR DIAGNOSTICS, INC.
	By: [signature]
Date: 6/7/05	Title: CEO
	Date: 6/7/05
Witness:	THE CLEVELAND CLINIC FOUNDATION
______________	By: ______________
Date: ______________	Title: ______________
	Date: ______________

EXHIBIT A

Equipment to be returned:

1. For each of three (3) Compaq computers:

   a. Two 2.0 GHz Xeon CPUs,

   b. Two 128 MB RDRAM Memory Modules,

   c. One 73 GB 10000 RPM SCSI hard disk drive, and

   d. One SCSI cable.

   Note: The source of such component (i.e. the computer from which it was removed) shall be clearly identified.

2. Eleven (11) External Hard Drives (EHDs)

3. From Network Attached Storage (NAS) Unit:

   a. Four 160 GB Hard Drives, and

   b. Corresponding connecting cables.

   Note: The Clinic or its agents must identify the specific mounting slot that each hard drive was removed from within the NAS.